Exhibit 10.18

Non-Employee Director Compensation Arrangements
      In August 2006, our board of directors adopted a compensation program for non-employee directors. This compensation program will be effective immediately upon the closing of our initial public offering. Pursuant to this program, each member of our board of directors who is not an employee will receive the following cash compensation for board services, as applicable:

•	$20,000 per year for service as a board member;

•	$12,000 per year for service as chairman of the audit committee;

•	$5,000 per year for service as chairman of the compensation committee;

•	$5,000 per year for service as chairman of the nominating and corporate governance committee;

•	$1,500 for each board meeting attended in person ($500 for meetings attended by video or telephone conference);

•	$500 for each audit committee meeting attended ($1,000 for the chairman of the audit committee for each meeting attended);

•	$500 for each compensation committee meeting attended; and

•	$500 for each nominating and corporate governance committee meeting attended.
      We will also reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.
      Additionally, members of our board of directors who are not our employees will receive non-statutory stock options under our 2006 Equity Incentive Plan, which will become effective as of the effective date of our initial public offering. Each non-employee director joining our board of directors after the closing of our initial public offering will automatically be granted a non-statutory stock option to purchase 30,000 shares of common stock with an exercise price equal to the then fair market value of our common stock. On the date of each annual meeting of our stockholders beginning in 2007, each non-employee will also automatically be granted a non-statutory stock option to purchase 10,000 shares of our common stock on that date with an exercise price equal to the then fair market value of our common stock. Initial grants will vest monthly over three years. Automatic annual grants will vest over twelve months. All stock options granted under our 2006 Equity Incentive Plan may have a term of up to ten years.